Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES $0.015 INCREASE IN QUARTERLY DISTRIBUTION

Tuesday, April 17, 2018	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.785 per unit for the period from January 1, 2018 through March 31, 2018, representing a $0.015 increase over the previous quarter. The distribution is payable on May 8, 2018 to unitholders of record on April 30, 2018.

“Our first quarter distribution marks the tenth consecutive quarter of distribution growth for TransMontaigne, and reflects a 1.9% increase over the previous quarter as well as an 8.3% increase over the distribution paid a year ago,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “Our ability to provide value through distribution growth is driven by successful execution of our ongoing growth objectives and further expansion and diversification of our asset base, underpinned by the stability of our terminaling operations and cash flows.”

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, the Southeast and in Northern California.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Contact:	Frederick W. Boutin, CEO Robert T. Fuller, CFO 303-626-8200

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com